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                            THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES                  Exhibit 11
                                    COMPUTATION OF EARNINGS PER SHARE
                                  (in thousands, except per share data)

                                                              Thirteen weeks ended                     Twenty-six weeks ended
                                                        ----------------------------------       ---------------------------------
                                                        August 2, 1997     August 3, 1996        August 2, 1997     August 3, 1996
                                                        --------------     --------------        --------------     --------------

     Net Earnings.....................................         $30,088            $30,235               $53,234            $50,351

     Adjustment for interest on 4% convertible
       subordinated notes, net of income tax effect...             554                542                 1,108              1,084

     Adjustment for interest on zero coupon convertible
       subordinated notes, net of income tax effect...             961                  -                 1,920                  -
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(a)  Adjusted net earnings                                     $31,603            $30,777               $56,262            $51,435
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     Average number of Common Shares outstanding
       during the period..............................          61,074             60,131               $60,999            $60,024

     Common shares assumed issued upon conversion of
       4% convertible subordinated notes..............           2,104              2,104                 2,104              2,104

     Common shares assumed issued upon conversion of
       zero coupon convertible subordinated notes.....           3,513                  -                 3,513                  -

     Common Shares assumed issued upon exercise
       of dilutive stock options, net of assumed
       repurchase, at the average market price,
       using the treasury stock method (1)............             665                929                   668                927
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(b)  Average number of Common Shares assumed
       outstanding during the period..................          67,356             63,164                67,284             63,055
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     Net Earnings per Share (a/b).....................         $   .47            $   .49               $   .84            $   .82
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
(1) The number of Common Shares assumed issued upon exercise of dilutive stock options is essentially the same for fully diluted earnings per share.
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</DOCUMEMT>

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